MassRoots Issues Shareholder Letter

Highlights Recent Strategic Milestones, Projects Positive Cash-Flow in Early 2017

DENVER, January 4, 2016 -- MassRoots, Inc. (OTCQB:MSRT) one of the leading technology platforms for the cannabis industry, announced today that the Company mailed a letter to its shareholders updating them on recent developments, financial results, and new business opportunities. Highlights include:

·	ArcView Market Research & New Frontier Financial project the regulated cannabis industry will grow from $5.7B in 2015 to $23.1B in 2020, a compound annual growth rate of 35%.
·	MassRoots generated $794,000 in revenue as of September 30, 2016, an increase of 1,140% when compared to $64,000 in revenue during the same period in 2015.
·	Entered into a partnership with MJ Freeway – the largest cannabis seed-to-sale tracking platform that has processed more than $5 billion in cannabis transactions and has close to 50% market share.
·	Current growth rates show MassRoots is on track to be cash flow positive on a monthly basis starting in early 2017.
·	On November 8, 2016, 8 states representing 22% of the United States population voted to regulate the production and sale of cannabis.
·	MassRoots currently has 900,000 users out of an estimated 10 million regular cannabis consumers residing in a state with a medical or recreational cannabis laws.
·	Entered into a definitive agreement to acquire DDDigtal, Inc. “Whaxy” to expand MassRoots’ offerings to dispensaries and help grow its quarterly revenues.
·	Closed a $5 million Registered Offering in October 2016, leaving MassRoots with its strongest cash on hand in its corporate history, and has been bolstered by more than $500,000 in warrant exercises since November 1, 2016.

“Management is extremely pleased with the recent achievements and growth trajectory that MassRoots is currently experiencing,” stated Mr. Isaac Dietrich, Founder and CEO of MassRoots Inc. “We believe that now is a perfect time to proactively communicate our strategic business model with the investment community. We are in the midst of an exciting stage in the industry; new regulations and studies have made cannabis more widely accepted than ever before. MassRoots is confident that it is ideally positioned to leverage the numerous opportunities within the rapidly expanding legal cannabis market. Going forward, we are committed to adding users and features to our best-in-class technology platform while remaining focused on our primary goal of improving shareholder value.”

To view the MassRoots Shareholder  Letter please visit: https://massroots.com/investors/MassRoots_Brochure_December_2016.pdf

About MassRoots
MassRoots is one of the largest technology platforms for the regulated cannabis industry. The company's mobile apps enables consumers to provide community-driven reviews of cannabis strains and products, enabling consumers to make educated cannabis purchasing decisions. MassRoots is proud to be affiliated with the leading businesses and organizations in the cannabis industry, including the ArcView Group and National Cannabis Industry Association. For more information, please visit MassRoots.com/Investors.

Forward-looking Statements
Certain matters discussed in this announcement contain statements, estimates and projections about the growth of MassRoots' business, potential partnerships, new features, and related business strategy. Such statements, estimates and projections may constitute forward-looking statements within the meaning of the federal securities laws. Factors or events that could cause our actual results to differ may emerge from time to time. MassRoots undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The recipient of this information is cautioned not to place undue reliance on forward-looking statements.